Contacts:                                                                                            EXHIBIT 99.1

Tripos, Inc.

John Yingling

Chief Financial Officer

(314) 647-1099

(Media only)

Waggener Edstrom Worldwide

Bioscience and Healthcare Practice

Lisa Osborne

Account Director

(202) 326-0793

lisao@waggeneredstrom.com

For Immediate Release

Nov. 14, 2006

Tripos Reports Third-Quarter 2006 Financial Results and Provides Update on Strategic Alternatives Process

ST. LOUIS - Nov. 14, 2006 - Tripos, Inc. (Nasdaq: TRPS), a leading provider of drug discovery chemistry and informatics products and services, today announced financial results for the third quarter of the fiscal year ended Sept. 30, 2006.

Financial results for the three-month period ending Sept. 30, 2006, include these:

§         Revenue of $7.7 million, compared with $13.2 million in the third quarter of 2005

§         Operating loss of $3.8 million, compared with an operating loss of $256,000 in the third quarter of 2005

§         Pretax loss of $4.0 million, compared with a pretax loss of $423,000 in the third quarter of 2005

§         Net loss of $4.4 million available to common shareholders, or $0.43 per diluted share, compared with a net income of $160,000, or $0.02 per diluted share, in the third quarter of 2005

Financial results for the nine-month period ending Sept. 30, 2006, include these:

§         Revenue of $25.0 million, compared with $41.6 million in the first nine months of 2005

§         Operating loss of $9.0 million, compared with an operating loss of $76,000 in the first nine months of 2005

§         Pre-tax loss of $9.1 million, compared with a pre-tax loss of $1.7 million in the first nine months of last year

- more -

§         Net loss of $9.7 million available to common shareholders, or $0.95 per diluted share, compared with net income of $952,000, or $0.09 per diluted share, in the first nine months of 2005

Financial results for the third quarter were impacted by several factors. Most significant among these was the continued losses at the Tripos Discovery Research, Ltd., chemistry facility in England due to the failure to close the anticipated pipeline of business. The company incurred a restructuring charge of $338,000 for the elimination of 14 positions in August at the Tripos Discovery Research facility. In addition, Tripos has conducted a further reduction of positions at this facility in the fourth quarter of 2006 with an expected charge of $500,000. Also impacting the quarter was the delay in recognition of approximately $1.4 million of revenues on the informatics service contract with Wyeth Pharmaceuticals. This delayed revenue recognition was the result of a delay in the project plan and incremental costs required for completion of the assignment. The third quarter of 2006 also included certain expenses related to actions taken to better position the informatics products business going forward. Tripos initiated the replacement of two distributors in the Pacific Rim territory and launched a promotional offer for a new software product, Surflex-Dock™, which provides an incentive for customers to adopt this technology before the end of 2006.

"We were extremely disappointed with the third-quarter results. New business that had been anticipated did not develop as forecasted," said Dr. John P. McAlister, president and CEO of Tripos. "Throughout this year, we have dealt with the rapid realignment of the market for outsourced discovery research services to the low-cost venues in Asia and Eastern Europe. As a result, we have continued to take steps to streamline the Discovery Research organization as revenue expectations have changed while we have sought to build a project pipeline with existing customers and attract new business. In spite of the cost-based competition, Tripos leverages the superior science of its proprietary chemistry techniques, particularly for midsize pharmaceutical companies and biotechnology organizations."

"Tripos' discovery informatics products business is expanding and updating its offerings to leverage new scientific applications and improved user functionality. During this period, we have introduced new scientific offerings for computational drug discovery and protein modelling. Discovery informatics services is also transitioning its approach to the services business with the unveiling of the Benchware® Discovery 360 enterprise solution, the release of the latest generation of Benchware Notebook as well as leading broad adoption and support of open-source workflow software," McAlister concluded.

Third-Quarter Operational Highlights

The following highlights were announced during the third quarter:

§         The company announced its support for open-source workflow software, with its Chemistry Extensions package for the KNIME open-source workflow platform. This is a key component of its ongoing Service-Oriented Informatics strategy and provides customers with more flexible options for accessing discovery informatics technologies.

§         Tripos extended its COMT Inhibitor program, to treat Parkinson's disease, with CeNeS Pharmaceuticals plc. This is an extension, following previous successes, of a multiyear collaboration that began in 2003.

§         The company unveiled Benchware Discovery 360, a new software solution enabling easy access and analysis of enterprise wide research data. The application is based on the SMART-IDEA™ informatics system that Tripos originally built in collaboration with Bristol-Myers Squibb Co., and is also part of a next-generation IT solution for Wyeth Pharmaceuticals.

§         Tripos and Servier, the largest independent French pharmaceutical company, extended their drug discovery chemistry collaboration to identify potential candidates for drugs to treat obesity. Tripos Discovery Research, Ltd. will employ the company's proprietary ChemSpace® technology and knowledge-driven chemistry process.

§         Tripos introduced Surflex-Dock virtual screening software, which was also made fully integrated with its SYBYL® molecular modeling environment. The application's combination of features has been shown to yield favorable results in docking accuracy and screening enrichment, compared with existing methods.

Strategic Alternatives Update

In addition to announcing its third-quarter financial results today, Tripos is also providing an update on its efforts to explore strategic alternatives. As previously stated, these options include pursuing merger and acquisition transactions, becoming a private company, and separating the discovery informatics and discovery research businesses.

After extensive activity to identify strategic partners and comprehensive consideration by the Board of Directors, Tripos has determined to exit the discovery research business. Tripos will proceed as a stand-alone public Discovery Informatics business unless it is able to negotiate and conclude a transaction to sell the Discovery Informatics business.

With respect to Tripos' Discovery Research business, Tripos:

§         Has completed further staffing reductions at Tripos Discovery Research.

§         Is currently engaged in advanced discussions for the sale of the U.K.-based Discovery Research business. The buyer would assume substantially all of the assets and liabilities of that business.

§         Is in the process of selling certain surplus real estate in the U.K.

With respect to Tripos' Discovery Informatics business, Tripos:

§         Is working to restructure the Discovery Informatics business as a public company to continue to provide software and enterprise solutions to the pharmaceutical and biotechnology industries.

§         As part of the restructuring, the company is seeking funding for the near-term capital needs of the Discovery Informatics business, either through replacement of its bank credit facility (which matures Jan. 1, 2007) or through the proceeds of other debt or equity financings, any of which may be dilutive to the interests of current stockholders.

§         Continues to evaluate possible sale transactions, and is currently in advanced discussions with a potential buyer for the Discovery Informatics business.

There is no assurance that any of the matters described above or any other discussions Tripos might pursue might ultimately lead to a transaction on terms acceptable to the Tripos board or, where applicable, Tripos stockholders. Similarly, Tripos cannot predict the ultimate proceeds available for stockholders if it is able to sell its Discovery Research and Discovery Informatics business, nor can Tripos predict the price at which its common stock would trade if it continues to operate as a public company focused on Discovery Informatics.

Commenting on these developments, Dr. McAlister said, "Our board and management have developed a plan intended to preserve the current value of our Discovery Informatics business and, over time, to provide increased value to our stockholders. We are mindful that over the course of 2006, our stockholders have been very patient with us. They have witnessed a substantial decline in our stock price, while we have not been able to complete a transaction that might result in any immediate value or liquidity to our stockholders. Although we continue to seek a possible sale of our Discovery Informatics business, we think it is prudent to structure the business so that it can operate on a standalone basis in order to preserve, and over time enhance, shareholder value."

Dr. McAlister added, "Following the January 2006 announcement of intent to explore our strategic alternatives, we have participated in active discussions with a large number of potential strategic and financial investors throughout North America, Europe and Asia. Among the proposals we received, we have engaged in extensive, and in some cases, advanced negotiation with several parties, but to date none of these negotiations have resulted in a definitive agreement that our board was willing to accept and recommend to stockholders. Initial efforts to sell our entire company caused us to maintain staffing levels at our Discovery Research business that resulted in significant losses. More recently, we have restructured that business in anticipation of a separate transaction to divest these activities."

"We continue to believe in the benefits of an integrated platform of discovery informatics tools and discovery research services. However, given Tripos' size and capital resources in the context of the rapidly changing market for outsourced research services, we have determined that it was more appropriate to concentrate on our core discovery informatics business."

Debt Facility

Due to the financial performance of the third quarter of 2006, Tripos was not in compliance with the Minimum Net Worth covenant under its credit facility with LaSalle Bank N.A. The company has requested a waiver of the covenant violation for the period ended Sept. 30, 2006; however, there are no assurances that the bank will grant the waiver or what additional terms might be imposed in connection with a waiver. In addition, the LaSalle Bank facility matures Jan. 1, 2007. LaSalle Bank has advised Tripos that it does not intend to renew or extend the revolving credit facility beyond Jan. 1, 2007. Tripos' ability to fund the anticipated capital and operating needs of its business following maturity of the LaSalle Bank facility is dependent on the replacement of this facility or the ability to secure alternative bank or other debt financing and/or equity funding as well as on operating improvement. Nevertheless, Tripos has requested an extension from LaSalle Bank to enable the company to complete certain strategic transactions that are currently under negotiation.

Webcast Information

Tripos will host a conference call and webcast tomorrow at 10 a.m. EST to discuss these financial results in detail. Those who want to participate in the webcast should visit the Tripos Web site at http://www.tripos.com. The financial webcast archive will be available beginning tomorrow at noon EST, and will remain on the Tripos Web site through Dec. 15, 2006.

General

This press release contains forward-looking statements concerning, among other things, Tripos' future prospects, which are affected by: (1) the timing and extent of future revenues and earnings, product introductions and customer acceptance thereof, performance of service contracts, resource allocation and capacity; (2) the ability of Tripos to identify and effect all steps necessary to align revenues and costs in its Discovery Research business; (3) existing and future opportunities for drug discovery collaborations; (4) Tripos' ability to access the capital necessary to fund its business, including the availability of capital to replace its existing bank facility upon maturity and the potential need to issue common stock or warrants which could be dilutive to current stockholders; (5) Tripos' ability to assess, pursue and effect strategic alternatives to maximize stockholder value; or (6) in the event that Tripos is unable to effect strategic transactions, additional steps that might need to be taken. These statements are based upon numerous assumptions that Tripos cannot control and involve risks and uncertainties that could cause actual results to differ. These statements should be understood in light of the risk factors set forth in the company's filings with the Securities and Exchange Commission, including, without limitations, those factors set forth in the company's Form 10-K for the fiscal year ended Dec. 31, 2005, and from time to time in the company's periodic filings with the Securities and Exchange Commission. Except as otherwise required under federal securities laws and the rules and regulations of the SEC, we do not have any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

About Tripos, Inc.

Tripos (Nasdaq: TRPS) combines leading-edge technology and innovative science to deliver consistently superior chemistry-research products and services for the biotechnology, pharmaceutical and other life science industries. Within Tripos' Discovery Informatics (DI) business, the company provides software products and consulting services to develop, manage, analyze and share critical drug discovery information. Within Tripos' Discovery Research (DR) business, Tripos' medicinal chemists and research scientists partner directly with clients in their research initiatives, leveraging state-of-the-art information technologies and research facilities. Further information on Tripos can be found at http://www.tripos.com.

# # #

Tripos and the Tripos logo are registered trademarks of Tripos, Inc., and/or its affiliates in the United States and certain other countries. All other trademarks mentioned in this document are the property of their respective owners.

Tripos, Inc.

Condensed Results of Operations

(in thousands, except per-share data)

	Three Months Ended		Nine Months Ended
	30-Sep.-06	30-Sep.-05	30-Sep.-06	30-Sep.-05
Net sales
Discovery informatics products & support	$ 5,670	$ 6,618	$ 17,763	$ 18,730
Discovery informatics services	378	716	2,895	1,964
Discovery research products and services	1,605	5,821	4,347	20,842
Hardware	3	10	28	31
Total net sales	7,656	13,165	25,033	41,567

Cost of sales	4,121	6,067	11,082	20,860
Gross profit	3,535	7,098	13,951	20,707

Operating expenses
Sales and marketing	2,367	2,556	8,153	8,186
Research and development	2,834	2,898	8,287	6,810
General and administrative	1,760	1,900	5,244	5,787
Restructuring charge	338	--	1,265	--
Total operating expenses	7,299	7,354	22,949	20,783

Loss from operations	(3,764)	(256)	(8,998)	(76)

Other expense, net	(216)	(167)	(72)	(1,605)
Loss before income taxes	(3,980)	(423)	(9,070)	(1,681)

Income tax expense (benefit)	62	(583)	46	(2,633)
Net income (loss)	(4,042)	160	(9,116)	952

Preferred dividends	342	--	559	--

Net income (loss) allocable to common shareholders	$ (4,384)	$ 160	$ (9,675)	$ 952

Basic income (loss) per share	$ (0.43)	$ 0.02	$ (0.95)	$ 0.09
Diluted income (loss) per share	$ (0.43)	$ 0.02	$ (0.95)	$ 0.09
Basic weighted average shares	10,276	10,114	10,220	10,088
Diluted shares outstanding	10,276	10,143	10,220	10,132

Tripos, Inc.

Consolidated Balance Sheets

(in thousands, except per-share data)

	30-Sep.-05	31-Dec.-05
	Unaudited
Assets:
Current assets:
Cash and cash equivalents	$ 2,343	$ 6,241
Restricted cash	156	--
Marketable securities	127	--
Accounts receivable	3,638	11,219
Inventory	7,481	5,155
Prepaid expenses	3,807	4,386
Total current assets	17,552	27,001
Property and equipment, less accumulated depreciation	24,278	26,789
Capitalized development costs, net	2,328	2,291
Goodwill	5,351	5,255
Intangible assets, net	3,189	3,554
Investments recorded at cost	1,578	1,695
Deferred income taxes	250	231
Other assets	530	--
Total assets	$ 55,056	$ 66,816

Liabilities and shareholders' equity:
Current liabilities:
Current portion of long-term debt and capital leases	$ 10,877	$ 7,982
Accounts payable	1,337	1,219
Accrued expenses	3,566	4,970
Deferred revenue	10,394	15,898
Total current liabilities	26,174	30,069
Long-term portion of capital leases	2,527	1,343
Long-term debt	1,898	5,891
Common stock warrants	467	--
Convertible preferred stock	5,450	--
Convertible preferred stock discount	(1,734)	--
Shareholders' equity
Common stock	103	102
Additional paid-in capital	43,362	41,846
Retained earnings (deficit)	(22,052)	(12,377)
Other comprehensive income (deficit)	(1,139)	(58)
Total shareholders' equity	20,274	29,513
Total liabilities and shareholders' equity	$ 55,056	$ 66,816